Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports First Quarter 2020 Results

OLD BRIDGE, NJ / May 15, 2020 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) announced its sales and results for the first quarter ended March 31, 2020.

Net sales decreased $32,000 or 0.8% to $4,050,000 for the first quarter of 2020 from $4,082,000 for the comparable period in 2019. Net loss for the three months ended March 31, 2020 was $(2,080,000) or $(0.21) per diluted share, compared to net earnings of $5,325,000 or $0.53 per diluted share for the comparable period in 2019. The decrease in net earnings for the first quarter 2020, relative to the first quarter 2019, is primarily driven by the $7,175,000 gain recognized in the first quarter of 2019, upon the consummation of the sale and leaseback transaction of our headquarters facility in Old Bridge, New Jersey.

The decrease in sales is primarily attributable to a decrease in sales of digital video headend products and analog video headend products, offset by an increase in sales of DOCSIS data products, CPE products and NXG video signal processing products. Sales of digital video headend products were $1,057,000 and $1,946,000, analog video headend products were $339,000 and $474,000, DOCSIS data products were $871,000 and $540,000, CPE products were $646,000 and $191,000 and NXG products were $196,000 and $82,000 in the first three months of 2020 and 2019, respectively.

Commenting on the first quarter results, Chief Executive Officer Ted Grauch noted, “The Company is continuing its transition, creating cutting edge data and IP video technology products focused on major telecommunications operators. Given the market realities due to the current COVID-19 situation and its impact on our markets since late February, we’ve taken a realistic approach towards matching our operating costs with available revenues. Our losses during the first quarter were exacerbated by increased manufacturing overhead costs and a less favorable product mix as a result of increased sales of our CPE products, which adversely affected our blended gross margins. We were also adversely affected by the impact on the market of the early stages of the COVID-19 crisis, with slowdowns in business spending by telco and cable operators, schools, government agencies and hospitality locations. Our overall response to the crisis has been two-fold; acceleration of short and long term operating expense reductions, and efforts to ensure our ample liquidity during this period of overall uncertainty. Our liquidity improvements were recently announced as an internal and external fund raise and in our securing of a Federal CARES act PPP loan, which together will provide some immediate relief from the reduced sales that we are likely to continue to experience during the next several months, and assist us in our efforts to weather a longer than anticipated period of uncertainty. We have also made adjustments to our production and procurement processes in an effort to enhance our liquidity. The remainder of 2020 will be focused on capturing additional market share in our focused areas of telco and cable operator markets, with new and recently completed products from our R&D team, and continuing with a very conservative operating model for the business until we emerge from the current market crisis.”

Conference Call Reminder

Details of the live teleconference:

Date: Friday, May 15, 2020

Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)

Investor Dial-in (US & Canada Toll-Free):  877-407-8033

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue

Blonder Tongue Laboratories, Inc. is the oldest designer and manufacturer of cable television video transmission technology in the USA. The majority of our products continue to be designed and built in our state-of-the-art New Jersey facility for 50 years. Blonder Tongue Labs offers U.S.-based engineering and manufacturing excellence with an industry reputation for delivering ultra-high reliability products. As a leader in cable television system design, the Company provides service operators and systems integrators with comprehensive solutions for the management and distribution of digital video, IPTV and high-speed data services, as well as RF broadband distribution over fiber, IP, and Coax networks for homes and businesses. Additional information on the Company and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2019 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Ted Grauch

Chief Executive Officer
tgrauch@blondertongue.com
(732) 679-4000

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

Blonder Tongue Laboratories, Inc.

Condensed Consolidated Summary of Operating Results

(unaudited, in thousands, except per share data)

	Three months ended
	March 31,
	2020	2019

Net sales	$4,050	$4,082
Gross profit	553	1,091
(Loss) earnings from operations	(2,019)	5,408
Net (loss) earnings	$(2,080)	$5,325
Basic (net loss) earnings per share	$(0.21)	$0.56
Dilutive (net loss) earnings per share	$(0.21)	$0.53
Basic weighted average shares outstanding	9,766	9,506
Diluted weighted average shares outstanding	9,766	10,076

Blonder Tongue Laboratories, Inc

Condensed Consolidated Summary Balance Sheets

(in thousands)

	(unaudited)
	March 31, 2020	December 31, 2019

Current assets	$10,744	$12,174
Property, plant and equipment, net	366	392
Total assets	16,644	18,347
Current liabilities	8,831	8,369
Long-term liabilities	2,412	2,615
Stockholders’ equity	5,401	7,363

Total liabilities and stockholders’ equity	$16,644	$18,347

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com

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